Exhibit 99.1

Health Care Property Investors Announces Pricing of Common Stock Offering

Wednesday July 2, 9:48 pm ET

NEWPORT BEACH, Calif.—(BUSINESS WIRE)—July 2, 2003—Health Care Property Investors, Inc. (NYSE: HCP) today announced that it has priced a common stock offering of 1,400,000 common shares at a price of $41.50 per share, net of underwriting fees, raising net proceeds of approximately $58 million. The offering was taken from an existing shelf registration statement. Closing of the offering is expected on July 10, 2003. Merrill Lynch & Co. was the sole underwriter for the offering.

A copy of the prospectus and related prospectus supplement for the offering may be obtained, when available, from Merrill Lynch & Co., World Financial Center, North Tower, 10th Floor, New York, New York 10281.

Health Care Property Investors is a self-administered equity real estate investment trust (REIT) that invests directly or through joint ventures in health-care facilities. As of March 31, 2003, the company’s portfolio of 453 properties in 44 states consisted of 31 hospitals, 176 long-term care facilities, 126 retirement and assisted living facilities, 85 medical office buildings and 35 other health- care facilities.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.